Exhibit 10.2

FOURTH AMENDMENT TO

Supplemental Executive Retirement AGREEMENT

DATED APRIL 15, 2003

FOR

LANCE DIEHL

THIS FOURTH AMENDMENT (the “Amendment”) is made and entered into the 9th day of July 2025, by and between Journey Bank (formerly known as First Columbia Bank & Trust Co.) (the “Bank”), and Lance Diehl (the “Executive”).

The Bank and the Executive entered into a Supplemental Executive Retirement Agreement dated April 15, 2003, as amended by an Amendment dated May 2, 2003, a Second Amendment dated June 1, 2022, and a Third Amendment dated December 10, 2024 (the “Agreement”).

The Bank and the Executive also have entered into a separate Supplemental Executive Retirement Plan dated March 15, 2022, as amended (the “2022 Plan”) and are entering into a Second Amendment to the 2022 Plan to change the Executive’s death benefit under the 2022 Plan and to amend the forfeiture provision under the 2022 Plan.

In consideration for the Second Amendment to the 2022 Plan to change the Executive’s death benefit under the 2022 Plan, the Bank has requested and the Executive has agreed to amend the forfeiture provision under the Agreement to conform to the amended forfeiture provision under the 2022 Plan and to amend the definition of “Change of Control” as set forth herein.

Now, therefore, the Bank and the Executive agree as follows:

Section 1.3 of the Agreement shall be deleted and replaced by the following:

1.3. “Change of Control” or “Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.

Section 10.4 of the Agreement shall be deleted and replaced by the following:

10.4. Forfeiture.

(1) General Rule: Except as provided in the following subparagraph 10.4(2), Executive shall forfeit his right to any benefit not yet paid to Executive, if Executive, without the prior written consent of Bank, at any time during the period encompassing Executive’s employment with Bank and continuing after the termination (regardless of reason) of Executive’s employment with Bank throughout the period the benefit would otherwise be payable:

(a) engages in, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as investor owning less than 5% of the stock of a publicly owned company) or otherwise on behalf of any person, firm, corporation or enterprise: (i) the banking (including bank or financial institution holding company), insurance or financial services industry, or (2) any other activity in which Bank engages during the Executive’s employment with Bank in the marketing area (the “Non-Competition Area”), of Bank. The Non-Competition Area is defined for purposes of this Agreement as the area within a fifty (50) mile radius of any branch banking office of the Bank; or

(b) either directly or indirectly in any capacity whatsoever (i) obtains, solicits, diverts, appeals to, attempts to obtain, attempts to solicit, attempts to divert, or attempts to appeal to any customers, clients or referral sources of Bank to divert their business from the Bank; or, (ii) solicits any person who is employed by Bank to leave the employ of Bank. “Customers, clients, and referral source” shall include all persons who are or were customers, clients, or referral sources of Bank at any time during the employment of Executive by the Bank, including employment with the Bank that predates this Agreement.

(2) Exception. The non-competition condition to Executive’s eligibility to receive benefits as set forth in the preceding subparagraph 10.4(1) shall not apply following a Change in Control event, as defined in this Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have executed this Amendment.

Executive	Bank

/s/ Lance O. Diehl	By: /s/ Joseph K. O’Neill, Jr.

Title: EVP & Chief Financial Officer